Exhibit 99

ROCKY BRANDS, INC.

Company Contact:	Jim McDonald Chief Financial Officer (740) 753-1951

Investor Relations:	Integrated Corporate Relations, Inc. Brendon E. Frey/Chad A. Jacobs (203) 682-8200
ROCKY BRANDS REPORTS SECOND QUARTER REVENUES AND EARNINGS
NELSONVILLE, Ohio, July 27, 2006 — Rocky Brands, Inc. (Nasdaq: RCKY) today announced financial results for the second quarter and six month period ended June 30, 2006.
For the three months ended June 30, 2006, net sales decreased 12.5% to $57.3 million compared to $65.5 million for the corresponding period a year ago. It is important to note that the second quarter of 2005 included approximately $5.8 million of footwear sales to the military compared to zero footwear sales to the military in the second quarter of 2006.
The Company reported a net loss of $0.2 million, or ($0.04) per diluted share versus net income of $2.8 million, or $0.50 per diluted share a year ago. The net loss for the second quarter includes approximately $0.1 million, or $0.02 per diluted share, in stock compensation expense required by current accounting standards compared with no stock compensation expense in the second quarter of 2005. The second quarter net loss also included a one time charge of approximately $0.4 million, or $0.05 per diluted share after tax, due to the refinancing of the Company’s January 2005 $30 term million term loan and the required write off of prepaid financing charges incurred in the January 2005 financing. The Company reported the refinancing of the term loan with American Capital Strategies and GMAC Commercial Finance in a Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on July 5, 2006.
Mike Brooks, Chairman and Chief Executive Officer of Rocky Brands, stated “Our second quarter results were disappointing, particularly the performance of our outdoor footwear and apparel. While we have reduced our outlook for this business, we continue to believe it can be a meaningful contributor to our future and we are exploring ways to reverse the current trends of this category. Importantly, our work and western footwear continues to benefit from the cross-selling opportunities created by the integration of our sales forces and we are focused on further leveraging all of our retail relationships going forward.”
Second Quarter Results
Net sales for the second quarter decreased 12.5% to $57.3 million compared to $65.5 million a year ago. The decrease in sales is primarily attributable to weaker than expected results in outdoor footwear and apparel, and a decline in footwear sales to the military, which were zero in the second quarter compared to $5.8 million in the second quarter of 2005.
Gross profit in the second quarter of 2006 was $24.1 million, or 42.0% of sales, compared to $25.7 million or 39.3% of sales, for the same period last year. The 270 basis point increase in gross margin was primarily due to the decrease in shipments to the U.S. military in the second quarter of 2006 compared to the second quarter of 2005. Military boots are sold at lower gross margins than branded products.

Selling, general and administrative (SG&A) expenses were $21.5 million, or 37.4% of sales for the second quarter of 2006 compared to $19.5 million, or 29.7% of sales, a year ago. The increase was primarily a result of increases in heath care costs, trade show expenses and professional fees.
The Company reported income from operations of $2.6 million or 4.6% of net sales, compared to income from operations of $6.2 million or 9.5% of net sales in the prior year.
Funded Debt and Interest Expense
The Company’s funded debt at June 30, 2006 was $109.7 million versus $110.7 million at June 30, 2005. Interest expense increased to $3.0 million for the second quarter of 2006, versus $2.1 million for same period last year, primarily due to higher interest rates than a year ago. Excluding the aforementioned non-recurring charge of $0.4 million, interest expense would have been $2.6 million for the second quarter of 2006.
Inventory
Inventory increased to $94.3 million at June 30, 2006 compared with $85.4 million on the same date a year ago, primarily to support growth in the Company’s western and work footwear segments.
Outlook
Based on second quarter results and current business trends, Rocky brands now anticipates net sales to be approximately $265 million for the year ended December 31, 2006. If the Company achieves net sales of at least $265 million for fiscal 2006, then net earnings are anticipated to be approximately $1.25 per diluted share for the year ended December 31, 2006, including a non-cash charge of approximately $0.07 per share related to stock options expensing. This compares to the Company’s previous guidance of net sales between $287 million to $292 million and diluted earnings per share in the range of $2.28 to $2.38.
Mr. Brooks concluded, “We remain confident about the vitality of our entire portfolio of brands, including the recent additions of Zumfoot and Michelin which will further diversify our operations and provide us entrée into new markets and broader channels of distribution. With that said, given the current challenges in our outdoor business, coupled with the difficult economic environment, we believe it is prudent to take a more cautious approach to our outlook for the second half of fiscal 2006. Our entire team is dedicated to taking the necessary steps to improve our outdoor business and we are committed to capitalizing on the many long-term growth prospects we believe exist for our Company.”
About Rocky Brands, Inc.
Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names including Rocky Outdoor Gear®, Georgia Boot®, Durango®, Lehigh®, and the licensed brands Dickies®, Zumfoot® and Michelin®.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management, and include statements in this press release regarding expected net sales and expected earnings per share (paragraph 11) and the outlook for the second half of fiscal 2006 (paragraph 12). These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2005 (filed March 16, 2006) and quarterly report on Form 10-Q for the quarter ended March 31, 2006 (filed May 10, 2006). One or more of these factors have affected historical results, and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company, or any other person should not regard the inclusion of such information as a representation, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Rocky Brands, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	June 30, 2006	December 31,	June 30, 2005
	Unaudited	2005	Unaudited
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$474,910	$1,608,680	$1,015,645
Trade receivables – net	55,905,546	61,746,865	56,654,184
Other receivables	1,659,889	2,455,885	1,365,390
Inventories	94,337,405	75,386,732	85,410,975
Deferred income taxes	133,783	133,783	1,297,850
Income tax receivable	1,766,376	1,346,820	—
Prepaid expenses	2,585,430	1,497,411	1,530,587

Total current assets	156,863,339	144,176,176	147,274,631
FIXED ASSETS – net	23,730,670	24,342,250	23,139,177
DEFERRED PENSION ASSET	1,550,639	2,117,352	1,347,824
IDENTIFIED INTANGIBLES & GOODWILL	62,056,754	62,284,465	67,664,626
OTHER ASSETS	3,030,314	3,214,131	4,293,066

TOTAL ASSETS	$247,231,716	$236,134,374	$243,719,324

LIABILITIES AND SHAREHOLDERS’ EQUITY:
CURRENT LIABILITIES:
Accounts payable	$20,205,334	$12,721,214	$17,626,282
Current maturities – long term debt	7,276,398	6,400,416	6,384,242
Accrued expenses:
Income Taxes	—	—	814,831
Taxes — other	378,713	603,435	587,405
Other	3,599,139	5,173,442	6,433,746

Total current liabilities	31,459,584	24,898,507	31,846,506
LONG TERM DEBT – less current maturities	102,417,683	98,972,190	104,336,905
DEFERRED INCOME TAXES	12,567,208	12,567,208	18,527,196
DEFERRED LIABILITIES	442,067	603,347	1,326,347

TOTAL LIABILITIES	146,886,542	137,041,252	156,036,954
SHAREHOLDERS’ EQUITY:
Common stock, no par value; 25,000,000 shares authorized; issued and outstanding June 30, 2006 - 5,400,598; December 31, 2005 - 5,351,023; June 30, 2005 - 5,284,725	52,604,460	52,030,013	50,623,315
Accumulated other comprehensive loss	—	—	(889,564)
Retained earnings	47,740,714	47,063,109	37,948,619

Total shareholders’ equity	100,345,174	99,093,122	87,682,370

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$247,231,716	$236,134,374	$243,719,324

Rocky Brands, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
NET SALES	$57,297,505	$65,519,637	$114,822,669	$127,017,721
COST OF GOODS SOLD	33,224,213	39,796,398	65,833,420	77,086,610

GROSS MARGIN	24,073,292	25,723,239	48,989,249	49,931,111
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	21,451,080	19,484,789	42,560,477	40,146,472

INCOME FROM OPERATIONS	2,622,212	6,238,450	6,428,772	9,784,639
OTHER INCOME AND (EXPENSES):
Interest expense	(3,042,596)	(2,115,578)	(5,411,629)	(3,994,170)
Other – net	76,759	126,887	58,462	117,639

Total other — net	(2,965,837)	(1,988,691)	(5,353,167)	(3,876,531)
INCOME BEFORE INCOME TAXES	(343,625)	4,249,759	1,075,605	5,908,108
INCOME TAX EXPENSE	(128,000)	1,444,864	398,000	2,008,759

NET INCOME	$(215,625)	$2,804,895	$677,605	$3,899,349

NET INCOME PER SHARE
Basic	$(0.04)	$0.53	$0.13	$0.75
Diluted	$(0.04)	$0.50	$0.12	$0.70
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	5,394,749	5,244,395	5,378,939	5,204,107

Diluted	5,394,749	5,625,169	5,607,902	5,589,643